                     [Letterhead of The Blackstone Group]

                                                                     EXHIBIT 1


                                                   March 16, 1995

Board of Directors
Chicago and North Western
  Transportation Company
165 North Canal Street
Chicago, Illinois 60606

Dear Sirs:

You have asked our opinion with respect to the fairness from a financial point of view to the holders of Common Stock of Chicago and North Western Transportation Company ("CNW" or the "Company") of the cash consideration to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among CNW, Union Pacific Corporation ("UP") and an indirect wholly owned subsidiary of UP (the "Purchaser"). The Merger Agreement provides, among other things, that the Purchaser will make a cash tender offer for all outstanding shares of Common Stock of CNW at $35.00 per share (the "Offer"), and that following consummation of the Offer, the Purchaser will merge with CNW in a transaction (the "Merger") in which all outstanding shares of Common Stock of CNW, other than shares held by UP and its subsidiaries, will be converted into the right to receive $35.00 per share in cash.

In arriving at our opinion, we have reviewed the Merger Agreement and related documents, certain publicly available information relating to the business, financial condition and operations of CNW, and certain financial and other information, including financial forecasts, furnished to us by CNW that is not publicly available. We have met with certain senior officers of the Company to discuss the operations, financial condition, history and prospects of CNW's businesses.

In conducting our analysis, we have considered the terms of the Merger Agreement; stock price data, the historical and current financial position and the historical and projected cash flows and results of operations of the Company; historical financial information and stock price data with respect to certain public companies with operations that we considered comparable to those of CNW; and prices paid in certain other business combinations involving companies with operations that we considered comparable to CNW. In addition to the foregoing, we have conducted such other analyses and examinations as we have deemed necessary in arriving at our opinion. We have not approached third parties to solicit indications of interest in acquiring the Company.

Board of Directors
Chicago and North Western Transportation Company
Page 2

In the course of our investigation, we have relied upon, and have assumed the accuracy and completeness of, publicly available information and the financial and other information provided to us by the Company, but we have not assumed any responsibility for independent verification of any of the foregoing information. With respect to financial forecasts, we have relied upon the Company's assurances that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of CNW. We express no view as to such financial forecasts or the assumptions on which they were based. In addition, we have not made an independent evaluation or appraisal of the assets of CNW, nor have we been furnished with any such evaluation and appraisals. Our opinion is based on circumstances existing and disclosed to us as of the date hereof.

We have acted as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services, including for rendering this opinion. In addition, an affiliate of The Blackstone Group L.P. owns shares of Common Stock of the Company amounting to less than 0.1% of the total issued and outstanding Common Stock, and a partner of the Blackstone Group L.P. is a member of the Board of Directors of the Company. The Blackstone Group L.P. has performed various financial advisory services for the Company in the past and has received fees for such services.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration to be received by holders of Common Stock of CNW pursuant to the Offer and the Merger is fair to such holders of Common Stock of CNW from a financial point of view.

                                      Very truly yours,

                                      THE BLACKSTONE GROUP L.P.




                                      By:    /s/ J. Tomilson Hill
                                          ---------------------------
                                               J. Tomilson Hill

                                                                      EXHIBIT II

                      CONSOLIDATED FINANCIAL STATEMENTS OF
       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1994        1993        1992
                                                                                  --------    --------    --------
                                                                                  (MILLIONS OF DOLLARS EXCEPT FOR
                                                                                         PER SHARE AMOUNTS)
Operating revenues.............................................................   $1,129.8    $1,043.2    $  985.0
Operating expenses.............................................................      903.9       834.1       810.8
                                                                                  --------    --------    --------
Operating income...............................................................   $  225.9    $  209.1    $  174.2
Other income, net..............................................................        7.1        11.0         8.1
Interest expense...............................................................       97.5       105.4       126.1
                                                                                  --------    --------    --------
Income before income taxes.....................................................   $  135.5    $  114.7    $   56.2
Income taxes...................................................................       51.5        50.7        18.8
                                                                                  --------    --------    --------
Income before extraordinary item and cumulative effect of a change in method of
  accounting...................................................................   $   84.0    $   64.0    $   37.4
Extraordinary loss on prepayment of long-term debt, net of income taxes........         --       (10.8)      (91.0)
Cumulative effect of a change in method of accounting for other postretirement
  benefits, net of income taxes................................................         --          --        (2.6)
                                                                                  --------    --------    --------
Net income (loss)..............................................................   $   84.0    $   53.2    $  (56.2)
Preferred stock dividends......................................................         --          --        11.9
Excess of liquidation value over carrying value of preferred stock called for
  redemption...................................................................         --          --        46.8
                                                                                  --------    --------    --------
Income (loss) available for common shareholders................................   $   84.0    $   53.2    $ (114.9)
                                                                                  --------    --------    --------
Earnings (loss) per common share:
  Before extraordinary item and cumulative effect of a change in method of
     accounting................................................................   $   1.86    $   1.44    $   (.58)
  Extraordinary item...........................................................         --        (.24)      (2.50)
  Cumulative effect of a change in method of accounting........................         --          --        (.07)
                                                                                  --------    --------    --------
  Total........................................................................   $   1.86    $   1.20    $  (3.15)
                                                                                  --------    --------    --------
Shares used in earnings per share computation (thousands)......................     45,092      44,261      36,457
                                                                                  --------    --------    --------
                                                                                  --------    --------    --------


          See accompanying Notes to Consolidated Financial Statements.

                      CONSOLIDATED FINANCIAL STATEMENTS OF
       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                                         DECEMBER 31,
                                                                                              ----------------------------------
                                          ASSETS                                                   1994               1993
- -------------------------------------------------------------------------------------------   ---------------    ---------------
                                                                                                    (MILLIONS OF DOLLARS)
Current assets:
  Cash and cash equivalents................................................................      $      105.4       $       70.9
  Accounts receivable......................................................................             143.7              140.9
  Materials and supplies...................................................................              27.6               27.7
  Prepaid expenses and other...............................................................               6.2                9.3
                                                                                              ---------------    ---------------
     Total current assets..................................................................      $      282.9       $      248.8
                                                                                              ---------------    ---------------
Property:
  Road.....................................................................................      $    2,055.0       $    1,938.6
  Equipment................................................................................             148.5              155.3
  Accumulated depreciation.................................................................            (330.7)            (273.1)
                                                                                              ---------------    ---------------
     Net property..........................................................................      $    1,872.8       $    1,820.8
Other assets...............................................................................              62.9               66.3
                                                                                              ---------------    ---------------
     Total assets..........................................................................      $    2,218.6       $    2,135.9
                                                                                              ---------------    ---------------
                                                                                              ---------------    ---------------
                           LIABILITIES AND SHAREHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses....................................................      $      212.1       $      179.4
  Payroll and vacation pay.................................................................              35.6               35.3
  Interest.................................................................................              10.7               10.9
  Taxes....................................................................................              19.9               16.2
                                                                                              ---------------    ---------------
     Total, excluding long-term debt due within one year...................................      $      278.3       $      241.8
                                                                                              ---------------    ---------------
  Long-term debt due within one year.......................................................              95.4               58.9
                                                                                              ---------------    ---------------
     Total current liabilities.............................................................      $      373.7       $      300.7
                                                                                              ---------------    ---------------
Casualties and environmental reserves......................................................              76.7               78.3
Other liabilities..........................................................................              68.6               84.3
Deferred income taxes......................................................................             350.0              303.6
Long-term debt, excluding amounts due within one year......................................           1,033.7            1,142.8
                                                                                              ---------------    ---------------
     Total liabilities.....................................................................      $    1,902.7       $    1,909.7

                                                                                              ---------------    ---------------
Shareholders' equity:
  Common stock, par value $.01 per share, authorized 250,000,000 shares of which
     125,000,000 are non-voting; issued and outstanding 44,063,235 and 43,650,561 shares,
     respectively (of which 12,835,304 are non-voting).....................................      $        0.4       $        0.4
  Capital surplus..........................................................................             543.2              537.5
  Retained income..........................................................................            (227.7)            (311.7)
                                                                                              ---------------    ---------------
     Total shareholders' equity............................................................      $      315.9       $      226.2
                                                                                              ---------------    ---------------
     Total liabilities and shareholders' equity............................................      $    2,218.6       $    2,135.9
                                                                                              ---------------    ---------------
                                                                                              ---------------    ---------------

          See accompanying Notes to Consolidated Financial Statements.
                                       2

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                        -----------------------------
                                                                                         1994       1993       1992
                                                                                        -------    -------    -------
                                                                                            (MILLIONS OF DOLLARS)
Cash flow from operating activities:
  Net income (loss)..................................................................   $  84.0    $  53.2    $ (56.2)
  Items not affecting cash flow from operating activities:
    Depreciation.....................................................................      73.9       68.8       64.9
    Amortization of debt cost........................................................       7.2        8.1        8.7
    Gain from sales of property, net.................................................      (1.0)      (4.4)      (1.9)
    Deferred income taxes............................................................      49.3       49.4       18.8
    Extraordinary items, net.........................................................        --       10.8       91.0
    Cumulative effect of a change in method of accounting............................        --         --        2.6
  Changes in assets and liabilities:
    (Increase) decrease in accounts receivable.......................................      (2.8)     (11.2)      25.2
    (Increase) decrease in other current assets except cash..........................       3.2        3.8        7.1
    Increase (decrease) in accounts payable and accruals.............................      36.5        5.6      (39.3)
    Other, net.......................................................................     (20.7)      (3.5)       7.2
                                                                                        -------    -------    -------
Net cash flow from operating activities..............................................   $ 229.6    $ 180.6    $ 128.1
                                                                                        -------    -------    -------
Cash flow from financing activities:
  Proceeds from debt financing.......................................................   $   0.1    $   6.7    $ 758.5
  Proceeds from sale of common stock.................................................       2.8       26.4      216.0
  Payments on debt...................................................................     (57.2)     (50.9)     (54.1)
  Prepayment on long-term debt.......................................................     (16.0)     (32.9)    (842.9)
  Repurchase of interest rate swap agreements........................................        --         --       (7.2)
  Redeem preferred stock.............................................................        --         --     (124.7)
                                                                                        -------    -------    -------
Net cash flow used for financing activities..........................................   $ (70.3)   $ (50.7)   $ (54.4)
                                                                                        -------    -------    -------
Cash flow from investing activities:
  Additions to property..............................................................   $(140.7)   $(115.4)   $ (83.3)
  Proceeds from property dispositions................................................      14.5        9.9       12.8
  Other, net.........................................................................       1.4        2.3       (2.5)
                                                                                        -------    -------    -------
Net cash flow used for investing activities..........................................   $(124.8)   $(103.2)   $ (73.0)
                                                                                        -------    -------    -------
Increase in cash and cash equivalents................................................   $  34.5    $  26.7    $   0.7
Cash and cash equivalents--beginning of period.......................................      70.9       44.2       43.5
                                                                                        -------    -------    -------
                        --end of period..............................................   $ 105.4    $  70.9    $  44.2
                                                                                        -------    -------    -------
                                                                                        -------    -------    -------


          See accompanying Notes to Consolidated Financial Statements.

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

  a) Principles of Consolidation

     The consolidated financial statements reflect the results of operations and financial position of the Company and its subsidiaries. All significant intercompany transactions have been eliminated. The Company's primary subsidiaries are the Chicago and North Western Railway Company (the 'Railway') and Western Railroad Properties, Incorporated ('WRPI').

     WRPI's operations consist of the movement of unit coal trains from the southern Powder River Basin in Wyoming to a connection with the Union Pacific Railroad in Nebraska. The Railway operates WRPI under an agency agreement. WRPI's assets include a 103-mile rail line, jointly owned with the Burlington Northern Railroad; 101 miles of track and support facilities financed by a capital lease with a trust ('WRPI Trust') for the benefit of a subsidiary of Union Pacific Corporation (together with its subsidiaries 'UP'); a wholly-owned, six-mile rail line; and certain other assets.

  b) Derivative Financial Instruments

     The Company uses a program of financial derivatives to limit its exposure to interest rate volatility and fuel commodity price risks. Derivatives are not held or issued for trading purposes and, therefore, are not marked to market.

     The Company is exposed to losses in the event of nonperformance by counterparties to its derivative instruments. The Company anticipates that the counterparties, each a financial institution with a minimum of an 'A' rating, will be able to fully satisfy their obligations under the contracts.

     The Company's interest rate program includes the use of swap agreements and caps. Gains and losses are reported as interest expense in the period realized. (See Note 4 for descriptions of the classes of interest rate derivatives.)

     The Company's fuel program uses collars and caps. Gains or losses are reported as fuel expense in the period realized. As of December 31, 1994, the Company had purchased collars with a floor of 44 cents per gallon and a ceiling of 56 cents per gallon covering ten million gallons of fuel per month (the Company's approximate usage) for January through June 1995.

  c) Revenue Recognition

     The Company recognizes transportation revenue proportionately as shipments move from origin to destination.

  d) Cash Equivalents

     Cash equivalents are highly liquid short-term investments purchased less than ninety days from maturity and recorded at cost.


  e) Materials and Supplies

     Materials and supplies, which consist mainly of fuel oil and items to be used for maintenance and capital additions to road and equipment properties, are stated at average cost.

  f) Property and Depreciation

     Property balances include assets under capital leases with costs (before accumulated depreciation) of $255.9 million and $256.6 million at December 31, 1994 and 1993, respectively.

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

     Depreciation is provided at composite straight-line rates except for the track structure components of WRPI, which are depreciated on the unit of production method. For 1994, 1993 and 1992, the overall depreciation provision approximated an annual rate of 4.2%, 4.4% and 4.2%, respectively, of depreciable property.

     Additions and renewals constituting a unit of property are capitalized. Other renewals, repairs and maintenance are charged to expense. Track removal costs and costs of units of property retired or replaced, less salvage, are charged to accumulated depreciation. Overhead costs related to assets constructed by Company personnel are capitalized.

  g) Changes in Method of Accounting

     Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards ('SFAS') No. 106, 'Employers' Accounting for Postretirement Benefits Other than Pensions,' and SFAS No. 112, 'Employers' Accounting for Postemployment Benefits.'

2. INCOME TAXES

     The provision (benefit) for income taxes consisted of the following:

                                                                                 YEARS ENDED DECEMBER 31,
                                                                                 ------------------------
                                                                                 1994     1993      1992
                                                                                 -----    -----    ------
                                                                                  (MILLIONS OF DOLLARS)
Provision (benefit) from:
  Continuing operations.......................................................   $51.5    $50.7    $ 18.8
  Extraordinary loss..........................................................      --     (6.6)    (57.0)

  Change in method of accounting..............................................      --       --      (1.5)
                                                                                 -----    -----    ------
Total income tax provision (benefit)..........................................   $51.5    $44.1    $(39.7)
                                                                                 -----    -----    ------
                                                                                 -----    -----    ------

Current--Federal..............................................................   $ 2.2    $ 1.3    $   --
       --State................................................................      --       --        --
Deferred......................................................................    20.0     26.7       3.9
Loss carryover benefit used (generated).......................................    29.3     16.1     (40.8)
Reduction of deferred tax asset valuation allowance...........................      --       --      (2.8)
                                                                                 -----    -----    ------
Total income tax provision (benefit)..........................................   $51.5    $44.1    $(39.7)
                                                                                 -----    -----    ------
                                                                                 -----    -----    ------

     The 1993 provision includes a $7.1 million charge to reflect the effect of the increase in the federal corporate tax rate on the deferred tax balance as of December 31, 1992.

     Total income taxes reflected in the Consolidated Statement of Income differ from the amounts computed by applying the federal statutory corporate tax rate as follows:

                                                                                 YEARS ENDED DECEMBER 31,
                                                                                 ------------------------
                                                                                 1994     1993      1992
                                                                                 -----    -----    ------
                                                                                  (MILLIONS OF DOLLARS)
Tax provision (benefit):
  At the federal statutory rate...............................................   $45.2    $32.5    $(30.4)
  Change in federal corporate tax rate........................................      --      7.1        --
  Reduction of deferred tax asset valuation allowance.........................      --       --      (2.8)
                                                                                 -----    -----    ------
Federal income tax provision..................................................   $45.2    $39.6    $(33.2)
State income tax provision....................................................     6.3      4.5      (6.5)
                                                                                 -----    -----    ------
Total income tax provision (benefit)..........................................   $51.5    $44.1    $(39.7)
                                                                                 -----    -----    ------
                                                                                 -----    -----    ------

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. INCOME TAXES--(CONTINUED)

     As of December 31, 1994, the Company has net operating losses (NOLs) of approximately $132 million and $50 million for regular and alternative minimum taxes (AMTs), respectively. The Company's NOLs are recognized for financial statement purposes as a reduction of the deferred tax liability and expire as follows:

2000......................................................................   $ 27 million
2002......................................................................      5 million
2008......................................................................    100 million

     In addition, the Company has approximately $43 million of investment tax credits for tax return purposes which expire as follows:

1995........................................................................   $10 million
1996........................................................................     8 million
1997........................................................................     5 million
1998........................................................................     4 million
1999........................................................................     9 million
2000........................................................................     5 million
2001........................................................................     2 million

     These investment tax credits are subject to certain limitations as to their future use. For financial statement purposes, the Company has established a $31 million valuation reserve for credits which are unlikely to be used. The estimate of NOLs and ITCs likely to be used was determined using internal Company projections of future taxable income. The Company generated book income before income taxes of $136 million in 1994 and $97 million in 1993 and a book loss before income taxes of $96 million in 1992. Taxable gains for 1994 and 1993 were somewhat lower, while the taxable loss for 1992 is somewhat higher, primarily due to temporary differences related to property additions. The Company's projections to support the recognition of these deferred tax assets do not require continued operating income improvements.

     The components of the deferred tax liability include:

                                                                                           AMOUNTS AS OF DECEMBER 31,
                                                                            --------------------------------------------------------
                                                                                       1994                          1993
                                                                            --------------------------    --------------------------
                                                                                             (MILLIONS OF DOLLARS)
Deferred tax liabilities:
  Depreciation and basis differences.....................................            $  534.6                      $  512.9
  All other..............................................................                 8.0                          15.4
                                                                                     --------                      --------
  Total deferred tax liabilities.........................................            $  542.6                      $  528.3
                                                                                     --------                      --------

                                                                                     --------                      --------
Deferred tax assets:
  Property treated as leased for tax purposes............................            $  (57.6)                     $  (59.6)
  Tax loss carryforwards.................................................               (50.2)                        (79.5)
  Accruals and reserves..................................................               (60.4)                        (59.2)
  Investment tax credit carryforwards, net of valuation reserves of $31.4
     and $37.6...........................................................               (11.5)                        (11.5)
  All other..............................................................               (12.9)                        (14.9)
                                                                                     --------                      --------
  Total deferred tax assets..............................................            $ (192.6)                     $ (224.7)
                                                                                     --------                      --------
Net deferred income tax liability........................................            $  350.0                      $  303.6
                                                                                     --------                      --------
                                                                                     --------                      --------

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. OTHER INCOME, NET

                                                                                 YEARS ENDED DECEMBER 31,
                                                                                 ------------------------
                                                                                 1994     1993      1992
                                                                                 -----    -----    ------
                                                                                  (MILLIONS OF DOLLARS)
Interest income...............................................................   $ 4.3    $ 2.5    $  2.8
Gains from sales of property and investments..................................     1.0      6.0       1.9
Rents from property not used for operations...................................     3.2      3.9       3.7
Financing commitment and amendment fees.......................................    (1.8)    (0.6)     (0.8)
Proceeds from note receivable previously written-off..........................     3.3       --        --
Other, net....................................................................    (2.9)    (0.8)      0.5
                                                                                 -----    -----    ------
Total.........................................................................   $ 7.1    $11.0    $  8.1
                                                                                 -----    -----    ------
                                                                                 -----    -----    ------

4. LONG-TERM DEBT

  a) Non-Current Portion of Long-Term Debt:

                                                                                           AMOUNTS AS OF DECEMBER 31,
                                                                            --------------------------------------------------------
                                                                                       1994                          1993
                                                                            --------------------------    --------------------------
                                                                                             (MILLIONS OF DOLLARS)

C&NW Railway:
  9.92% Senior Secured Notes due from 1998 to 2001.......................            $  465.0                      $  465.0
  Term Loan due from 1996 to 1997........................................                39.1                          72.5
  Standby Loan due from 1996 to 1998.....................................                96.6                         132.7
  Equipment and other obligations due from 1996 to 2006..................                33.5                          41.5
  Capital lease obligations due from 1996 to 2005 (Note 5)...............                15.2                          18.7
                                                                                   ----------                    ----------
  Total C&NW Railway.....................................................            $  649.4                      $  730.4
                                                                                   ----------                    ----------
WRPI:
  Term Loan due from 1996 to 2002........................................            $  248.4                      $  275.8
  Capital lease with WRPI Trust due from 1996 to 2002 (Note 5)...........               104.7                         104.7
  Capital lease with UP due from 1996 to 2011 (Note 5)...................                31.2                          31.9
                                                                                   ----------                    ----------
  Total WRPI.............................................................            $  384.3                      $  412.4
                                                                                   ----------                    ----------
  Total..................................................................            $1,033.7                      $1,142.8
                                                                                   ----------                    ----------
                                                                                   ----------                    ----------

  b) C&NW Railway Debt

     The 9.92% Senior Secured Notes are fixed rate obligations; however, in order to take advantage of relatively low floating rates, the Company, in 1992 reverse swapped $425 million of those obligations to floating through January 1996. Under the terms of those reverse swaps, the Company receives an average of 7.8% and pays three-month LIBOR.

     The Term Loan and Standby Loan bear interest at a floating rate equal to (at the Company's option) either: i) the Adjusted LIBOR Rate plus 1.5%; ii) the Alternate Base Rate plus 0.5%; or iii) the Adjusted CD rate plus 1.625% (in each case as defined in the credit agreement). The composite interest rates for C&NW Railway debt net of the effect of interest rate cap, swap and reverse swap agreements at December 31, 1994, 1993 and 1992, were 8.4%, 7.1% and 8.3%, respectively. As of December 31, 1994 and 1993, interest rates on $635.5 million and $678.7 million, respectively, of debt floated with short-term interest rates; these amounts included $425 million of fixed rate debt referred to above, reverse swapped to floating.

     The Company has hedged the interest rate exposure related to its floating rate Railway debt, including fixed rate debt reverse swapped to floating, by entering into interest rate swap agreements covering $450 million of

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. LONG-TERM DEBT--(CONTINUED)

debt through April 15, 1995, whereby the railroad pays an average fixed rate of 6.3% and receives the three-month LIBOR. The railroad is also a party to interest rate swap agreements covering $260 million of debt from April 15, 1995 to January 15, 1996 whereby the railroad pays an average fixed rate of 6.8% and receives the three-month LIBOR.

     Additionally, the railway has entered various interest rate cap agreements under which LIBOR is effectively capped as follows:

          $250 million; LIBOR capped at 5.0% through 4/15/95
          $100 million; LIBOR capped at 7.0% from 4/15/95 to 1/15/96 $100 million; LIBOR capped at 5.0% from 4/15/95 to 1/15/96

     See Note 12 for a discussion of the Company's 1992 recapitalization.

  c) WRPI Debt

     WRPI's debt consists of a Term Loan, a capital lease obligation to WRPI Trust and a capital lease obligation to UP.

     The Term Loan and capital lease with WRPI Trust bear interest at floating rates calculated at the option of WRPI or WRPI Trust, as applicable, equal to either: i) the Adjusted LIBOR Rate plus 1.25%; ii) the Alternate Base Rate plus 0.25%; or iii) the Adjusted CD Rate plus 1.375% (in each case as defined in WRPI's debt agreement). The capital lease with UP bears interest at 12% per annum.

     The composite interest rates, net of the effect of interest rate cap and swap agreements as of December 31, 1994, 1993 and 1992 were 8.5%, 7.1% and 7.2%, respectively.

     WRPI has hedged its floating rate interest exposure by entering interest rate swap agreements covering $165 million of debt, through February 7, 1996, whereby WRPI pays an average fixed rate of 8.2% and receives three-month LIBOR. Additionally, WRPI has entered various interest rate cap agreements under which LIBOR on $200 million of debt is effectively capped at 7.0% from April 15, 1995 to January 15, 1996 and LIBOR on $300 million of debt is effectively capped at 8.0% from January 15, 1996 to January 15, 1997.

  d) Annual Debt Payments

     Scheduled principal payments (including capital lease obligations) due in 1995 through 1999 are as follows:

                                                                              C&NW
                                                                             RAILWAY    WRPI     TOTAL
                                                                             -------    -----    ------
                                                                               (MILLIONS OF DOLLARS)
1995......................................................................   $ 72.7     $22.7    $ 95.4
1996......................................................................     80.9      25.0     105.9
1997......................................................................     60.5      32.1      92.6
1998......................................................................    137.5      37.2     174.7
1999......................................................................    121.6      22.9     144.5


     The WRPI Term Loan and capital lease obligation to WRPI Trust require accelerated debt payments subsequent to December 31, 1996 if there is excess cash flow as defined in the WRPI loan agreement.

  e) Principal Encumbrances

     Borrowings under the Railway's Senior Secured Notes and Term and Standby Loans are secured by the assets and guarantees of all of the Company's subsidiaries other than WRPI. Borrowings under WRPI's Term Loan and capital lease with WRPI Trust are secured by WRPI's assets, excluding certain intercompany loans.

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. LONG-TERM DEBT--(CONTINUED)
  f) Extraordinary Items

     The 1993 extraordinary loss resulted from the refinancing of a portion of the Railway's Term and Standby Loans. The total pretax loss was $17.4 million and the related income tax benefit was $6.6 million.

     The 1992 extraordinary loss resulted primarily from the retirement of debentures in connection with the Recapitalization (see Note 12). The total pretax loss was $148.0 million and the related income tax benefit was $57.0 million.

5. LONG-TERM LEASES

     The Company has substantial lease commitments for rolling stock, vehicles and portions of the track structure and related facilities of WRPI. Those leases which meet the criteria established by SFAS No. 13 are capitalized. The remainder are reported as operating leases.

     Mimimum annual rental commitments for noncancelable leases at December 31, 1994 were as follows:

                                                                           CAPITAL LEASES
                                                                          -----------------
                                                                           C&NW                OPERATING
                                                                          RAILWAY     WRPI      LEASES
                                                                          -------    ------    ---------
                                                                              (MILLIONS OF DOLLARS)
1995...................................................................    $ 5.1     $ 13.5    $  117.5
1996...................................................................      4.1       13.5       115.8
1997...................................................................      2.7       13.5       108.3
1998...................................................................      2.7       13.5       103.6

1999...................................................................      2.7       13.5       100.8
After 1999.............................................................      9.8      178.7       735.2
                                                                          -------    ------    ---------
Total..................................................................    $27.1     $246.2    $ 1281.2
                                                                                               ---------
                                                                                               ---------
Less imputed interest (at rates from 6.15% to 12.5%)...................      8.6      109.6
                                                                          -------    ------
Present value of net minimum lease payments............................    $18.5     $136.6
                                                                          -------    ------
                                                                          -------    ------

     The Company's lease agreements have terms of 3 to 28 years and expiration dates ranging from 1995 to 2018. The majority of the leases contain options allowing the Company a right of first refusal to purchase the leased property at the end of the lease for fair market value, or at a set percentage of its cost.

     Lease rental expense for operating leases, including cancelable leases, was $126.6 million in 1994 and $111.3 million in 1993 and 1992.

     The above amounts include insignificant amounts of rental income from subleases. Excluded from such amounts are contingent rentals on freight cars based on off-line car hire earnings of $0.5 million, $0.3 million and $0.9 million in 1994, 1993 and 1992, respectively. Also excluded from the above amounts are contingent rentals payable by WRPI out of its cash flow of $14.0 million for 1994, $18.2 million for 1993 and $15.6 million for 1992.

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. SHAREHOLDERS' EQUITY

  a) Changes in Shareholders' Equity

                                                                                      COMMON    CAPITAL    RETAINED
                                                                                      STOCK     SURPLUS     INCOME
                                                                                      ------    -------    --------
                                                                                          (MILLIONS OF DOLLARS)
December 31, 1991..................................................................    $0.2     $ 112.5    $ (211.2)
Issuance of common stock...........................................................     0.2       395.7       (38.8)
Net loss for the period............................................................      --          --       (56.2)
Exercise of stock options..........................................................      --         0.3          --
Dividends on and accretion of preferred stock*.....................................      --          --       (11.9)
Excess of liquidation value over carrying value of preferred stock called for
  redemption*......................................................................      --          --       (46.8)
                                                                                      ------    -------    --------
December 31, 1992..................................................................    $0.4     $ 508.5    $ (364.9)


Net income for the period..........................................................      --          --        53.2
Issuance of common stock...........................................................      --        24.4          --
Exercise of stock options..........................................................      --         4.6          --
                                                                                      ------    -------    --------
December 31, 1993..................................................................    $0.4     $ 537.5    $ (311.7)

Net income for the period..........................................................      --          --        84.0
Exercise of stock options..........................................................      --         5.7          --
                                                                                      ------    -------    --------
December 31, 1994..................................................................    $0.4     $ 543.2    $ (227.7)
                                                                                      ------    -------    --------
                                                                                      ------    -------    --------

- ------------------
* Preferred dividends of the Company, all paid in additional shares, were 13% per annum for each share of UP Convertible Preferred Stock, and 17% per annum for each share of Merger Preferred Stock. See Note 12 for discussion of preferred stock redemption.

  b) Preferred Stock

     The authorized capital stock of the Company includes 15 million shares of preferred stock, par value $.01 per share. There is no preferred stock outstanding at December 31, 1994.

  c) Secondary Stock Offering

     In 1993 Blackstone Capital Partners, L.P. ('Blackstone'), DLJ Capital Corporation ('DLJ') and related investors sold substantially all of their respective shares in a secondary offering at $19.25 per share. UP Rail, Inc. ('UP Rail'), a subsidiary of UP, purchased 500,000 shares from the selling shareholders, thereby increasing its ownership to 12,835,304 shares, all of which are non-voting. On January 29, 1993, UP filed an application with the ICC requesting approval to convert the non-voting common stock to common stock. On December 13, 1994, the ICC in a voting conference orally approved the conversion subject to certain conditions; however, on release of a written Commission order the Company and UP must determine if the conditions to the conversion are acceptable. The Company must accept the conditions if they are acceptable to UP and if the cost of compliance can reasonably be determined and if the UP shall have fully and adequately indemnified the Company and its affiliates.

     In connection with the secondary offering, the underwriters exercised overallotment options under which the Company issued an additional 1,371,265 shares of common stock for which it received net proceeds after underwriting discount and issuance expenses of approximately $24.4 million. Such net proceeds were used for the payment of a portion of the amounts owing under the Company's debt agreements.

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


6. SHAREHOLDERS' EQUITY--(CONTINUED)
  d) Stock Option Agreements

     1,820,012 options on common stock, with an exercise price of $5.88, were granted in 1989 and an additional 247,582 such options were granted in 1990. As of December 31, 1994, 785,218 options had been exercised, 113,484 had been canceled and 1,168,892 were exercisable. In addition, 323,542 options, all of which are exercisable, with exercise prices between $1.09 and $2.07 were granted in 1989 to certain executives. As of December 31, 1994, 62,500 of the 323,542 options have been exercised. All options expire on the tenth anniversary of the grant date or earlier under certain circumstances.

     1,000,000 options, with an exercise price of $21.375, were granted on December 8, 1992. An additional 359,500 options were granted during 1994, with exercise prices between $20.125 and $22.625. These options become exercisable for 20% of the shares subject thereto, annually, beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date. As of December 31, 1994, 16,400 options have been exercised, 32,800 have been canceled and 374,800 are exercisable. Additionally, 740,107 and 2,000,000 options are available to be granted under the 1992 and 1994 stock option plans, respectively.

  e) Dividend Restrictions

     The Company's debt agreements limit the payment of dividends or making other distributions with respect to the common stock to 10% of income, as defined by the debt agreements, plus the amount of proceeds from equity issuances subsequent to the Recapitalization. As of December 31, 1994, the Company's potential dividend payments were limited to approximately $40 million.

7. EMPLOYEE BENEFIT PLANS

  a) Pensions

     The Company has a noncontributory defined benefit pension plan for employees who are not covered by a collective bargaining agreement. The benefits are based on years of service and the employee's average compensation over the last five years of employment. These benefits are reduced by eligible retirement benefits under the Company's Profit Sharing and Retirement Savings Plan and the Railroad Retirement Act. The Company makes annual contributions to the plan based on actuarial determinations and cash requirements. The plan's assets are invested in a guaranteed investment contract with an insurance company.

     Net pension expense was $0.3 million in each of 1994, 1993 and 1992, which consisted primarily of interest on the projected benefit obligation. The projected benefit obligation was $5.7 million and $7.0 million as of December 31, 1994 and 1993, respectively.

     The Company has accrued pension liabilities of $4.1 million and $4.3 million as of December 31, 1994 and 1993, respectively, consisting of the projected benefit obligation and unrecognized net gains (losses) less the fair value of plan assets. The fair value of plan assets was $2.3 million and $2.9 million as of December 31, 1994 and 1993, respectively.


     Pension expense was determined using a weighted average discount rate of 7.0% for 1994 and 8.25% for 1993. The projected benefit obligation was determined using a weighted average discount rate of 8.5% at December 31, 1994 and 7.0% at December 31, 1993. The expected long-term rate of return on plan assets was 8.75%. The assumed rate of compensation increase was 6.0% at December 31, 1994 and 1993.

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS--(CONTINUED)
  b) Postemployment Benefits

     SFAS No. 106 primarily affects the Company's plan under which life insurance is provided for retired employees not covered under collective bargaining agreements. The Company's plan is unfunded. Operating expense of $0.4 million was recognized in each of 1994, 1993, and 1992, consisting primarily of interest on the accumulated postretirement benefit obligation.

     Certain employees not covered by collective bargaining agreements also have received postretirement health care benefits to age 65 under special employee severance programs. The amount paid for these benefits, which was accrued by the Company prior to the employees' retirement was $1.6 million in 1994, $1.2 million in 1993 and $1.1 million in 1992.

     The Company provides health care benefits through a multi-employer insurance plan for retired employees between the ages of 62 and 65 who are covered by collective bargaining agreements. The cost of these benefits for retired employees was $1.6 million in 1994 and $1.7 million in 1993 and 1992.

8. CONTINGENT LIABILITIES AND COMMITMENTS

     The Company expects to expend $144 million for 1995 capital projects and plans to acquire equipment under operating leases with a cost to the lessors of $185 million.

     The Company's operations are subject to a variety of federal, state and local environmental and pollution control statutes and regulations. The Company has been named as a potentially responsible party ('PRP') in three proceedings under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ('CERCLA'), and in five state Superfund matters, all but one of which is in the Midwest. The Company is also a defendant in one private CERCLA cost recovery action. The current estimate of the total cost of remediation for CERCLA, state and private cost recovery proceedings to all PRPs aggregates approximately $82 million. The Company has assumed that other PRPs will pay appropriate shares of remediation obligations, except when the Company is aware they are incapable of doing so. In such instances, the Company has reapportioned the potential liability and provided a reserve.

     The Company is the lessor of real property under approximately 1,600 leases for commercial, agricultural and industrial uses and owns or leases numerous other sites. The Company has additionally provided reserves for environmental exposure from current and former railroad operating properties, fueling facilities, leased properties and pending litigation and enforcement actions. The Company's environmental exposure is reevaluated periodically.

     At December 31, 1994, the Company's reserve for environmental liabilities was $30 million. No offsets were credited for possible insurance recoveries, as the Company believes, to a large extent, it would not be able to obtain such recoveries. The reserve was determined based on the Company's anticipated cost of remediation at all known sites, including those where no claim or enforcement action has been issued, taking into consideration the extent of damage and the Company's remediation cost history. The Company has not discounted its environmental liabilities as the timing of remediation payments is uncertain. Environmental regulations and remediation processes are subject to future change, and determining the actual cost of remediation will require further investigation and remediation experience. Therefore, the ultimate cost cannot be determined at this time. However, while such cost may vary from the Company's current estimate, the Company believes the difference between its reserve and the ultimate liability will not be material.

     The Company is a party to service interruption insurance agreements under which additional premiums of up to a maximum of $18.7 million may arise in the event of work stoppages on other railroads. Conversely, the Company is entitled to receive payments under certain conditions if a work stoppage occurs on its property.

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. CONTINGENT LIABILITIES AND COMMITMENTS--(CONTINUED)
     The Company is a party to a number of other legal actions arising in the ordinary course of business, including actions involving personal injury claims. The Company believes that the legal actions will not have a material adverse impact upon the financial position or results of operations of the Company.

9. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      1994 QUARTERS ENDED
                                                       --------------------------------------------------
                                                       MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                       --------    -------    ------------    -----------
                                                         (MILLION OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Operating revenues..................................    $273.9     $ 282.6       $290.7         $ 282.6
Operating income....................................      48.2        53.3         67.9            56.5a
Net income..........................................      16.0        21.5         27.1            19.4
Net income per share................................       .35         .47          .60             .43


                                                                      1993 QUARTERS ENDED
                                                       --------------------------------------------------
                                                       MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                       --------    -------    ------------    -----------
                                                         (MILLION OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Operating revenues..................................    $254.7     $ 257.0       $262.9         $ 268.6
Operating income....................................      45.6        52.7         49.2b           61.6
Income before extraordinary item....................      14.6        18.7          6.2            24.5
Net income (loss)...................................      14.6        18.7         (4.6)c          24.5
Income before extraordinary item per share..........       .33         .43          .14             .54
Net income (loss) per share.........................       .33         .43         (.10)            .54

- ------------------
(a) Includes $4.8 million charge for employee buyouts and related costs.
(b) Includes $5.0 million charge for employee buyouts, relocation costs and a management fee payable to one of the Company's previous principal shareholders.
(c) Includes a $10.8 million extraordinary charge from a debt refinancing.

10. RELATED PARTY TRANSACTIONS

     Union Pacific Corporation and its subsidiaries ('UP') are related parties as a result of their ownership of common stock of the Company. Blackstone is a related party as James J. Mossman, a general partner, is a member of the Company's Board of Directors. DLJ was formerly a related party as a result of its or its affiliates' ownership of common stock of the Company.

     The Company paid Blackstone $250,000 in 1994 and $1.0 million in each of 1993 and 1992 for management and advisory fees, and $1.2 million in 1992 with respect to the Recapitalization. The Company paid DLJ $1.2 million in fees in 1992 related to the Recapitalization. In addition, DLJ, acting as a lead underwriter, realized aggregate selling concessions of $2.3 million in connection with the Company's 1993 secondary offering and $4.1 million in connection with the Company's 1992 stock offering.

     In connection with the Recapitalization, the Company exchanged 10,153,304 shares of non-voting common stock for the outstanding UP Convertible Preferred Stock and an additional cash investment of $28 million. In connection with the secondary offering, UP Rail purchased an additional 500,000 shares of non-voting common stock. See Note 6(c).

     Approximately 67% of the Company's total loads in 1994, 65% in 1993 and 62% in 1992 were interchanged with the UP with revenue shared in accordance with standard industry procedures. Pursuant to a trackage rights agreement, approved by the Interstate Commerce Commission, among the Company and subsidiaries of UP, the Company hauls certain traffic for subsidiaries of UP under terms that preserve the Company's revenue on that

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


10. RELATED PARTY TRANSACTIONS--(CONTINUED) traffic. Note 5 details WRPI capital lease payments (including contingent rent payable out of cash flow) made to a trust for the benefit of a subsidiary of UP.

11. OTHER DISCLOSURES

  a) Additional Disclosures for Consolidated Statement of Cash Flows

     The following cash payments occurred in the periods shown:

                                                                               1994      1993      1992
                                                                               -----    ------    ------
                                                                                 (MILLIONS OF DOLLARS)
Interest....................................................................   $90.0    $103.0    $118.6
Income taxes................................................................     2.7       0.9        --

     Noncash financing activities of the Company consisted of UP convertible preferred stock dividends of $4.8 million and a $141.4 million exchange of UP convertible preferred stock for non-voting common stock in 1992.

  b) Cash Resources

     The Company has a credit line available through a $50 million revolving credit facility. Approximately $45 million was available under this credit line as of December 31, 1994.

  c) Concentration of Credit Risk

     The Company is not dependent upon a single customer or on a few customers. However, approximately 35% of the Company's 1994 traffic was coal, primarily destined to electric utilities in the United States. Approximately 67% of the Company's 1994 traffic was interchanged with subsidiaries of the Union Pacific Corporation.

  d) Fair Value of Financial Instruments

     The estimated fair value of the Company's financial instruments as of December 31, 1994 was as follows:

                                                                                    CARRYING      FAIR
                                                                                     VALUE       VALUE
                                                                                    --------    --------
                                                                                        (MILLIONS OF
                                                                                          DOLLARS)
Assets:
  Cash and cash equivalents......................................................   $  105.4    $  105.4

  Other current assets...........................................................      177.5       177.5
  Investments....................................................................        5.5         5.5
  Interest rate and fuel price hedges............................................         --         9.9
Liabilities:
  Current liabilities............................................................      373.7       373.7
  Long-term debt.................................................................    1,033.7     1,060.1

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          Current Assets and Current Liabilities: The carrying value approximates fair value due to the short maturity of these items.

          Investments: The Company has a minor amount of assets accounted for on the cost basis for which the Company believes the carrying value approximates fair value.

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. OTHER DISCLOSURES--(CONTINUED)
     Long-Term Debt: The fair value of long-term debt and related swaps is estimated based on quoted market prices for similar issues.

12. RECAPITALIZATION

     On April 7, 1992, the Company issued 20,069,463 shares of common stock, of which 9,916,159 shares were issued to the public and 10,153,304 non-voting shares were issued to UP Rail as part of a recapitalization plan (the 'Recapitalization') to: (i) eliminate dividends on its 17% cumulative exchangeable preferred stock, par value $.01 per share (the 'merger preferred stock') and 13% cumulative convertible exchangeable senior pay-in-kind preferred stock, par value $.01 per share (the 'UP convertible preferred stock') issued in connection with the acquisition of CNW Corporation in 1989 (the 'Acquisition');
(ii) increase common shareholders' equity; and (iii) reduce the interest costs of the Company's consolidated indebtedness. The principal sources of funds in the Recapitalization were: (i) the public common stock issuance; (ii) new senior secured debt facilities for borrowings of up to $850 million; and (iii) an investment by UP Rail of $28 million, along with the surrender of the UP convertible preferred stock in exchange for the issuance of non-voting common stock to UP Rail.

     The proceeds of the Recapitalization (approximately $1.2 billion) were used to: (i) redeem all of the issued and outstanding shares of merger preferred stock at an aggregate redemption price equal to its liquidation value plus accrued and unpaid dividends to the redemption date of May 8, 1992; (ii) prepay all borrowings outstanding under the credit agreement (the 'Merger Credit Agreement') entered into in connection with the Acquisition; (iii) retire $362 million of the 15 1/2% senior subordinated debentures due 2001 (the 'Debentures') issued by a subsidiary of the Company in connection with the Acquisition; (iv) exchange all of the issued and outstanding shares of UP convertible preferred stock (plus an additional cash investment by UP Rail of $28 million) for 10,153,304 shares of non-voting common stock; (v) fund a portion of employee severance costs; (vi) terminate certain interest rate swap agreements; and (vii) pay financing and transaction costs. In connection with the Recapitalization, the Company recorded a first quarter after-tax extraordinary charge to earnings of approximately $91 million (net of $57 million of income taxes) related to the retirement of the Debentures and the termination of the Merger Credit Agreement and a charge of approximately $47 million to accrete the merger preferred stock to its liquidation value.

     Concurrent with the common stock issuance, the Company effected a 32.25-for-one stock split. Share and per share data included in the Consolidated Financial Statements have been restated for the stock split.

     On a pro forma basis, as of January 1, 1992, the Recapitalization would have reduced 1992 interest expense by $9.2 million and eliminated all preferred stock dividends.

       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Chicago and North Western Transportation Company:

     We have audited the accompanying consolidated balance sheets of Chicago and North Western Transportation Company (a Delaware corporation) and subsidaries as of December 31, 1994 and 1993, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicago and North Western Transportation Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As explained in Note 1(g) to the financial statements, effective January 1, 1992, the Company changed its method of accounting for other postretirement benefits.

                                       Arthur Andersen LLP

Chicago, Illinois
January 27, 1995

                                                                         ANNEX I
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           UNION PACIFIC CORPORATION,
                                 UP RAIL, INC.
                                      AND
                CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY
                                  DATED AS OF
                                 MARCH 16, 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
ARTICLE I      THE OFFER AND MERGER.....................................................................     1

  Section 1.1  The Offer................................................................................     1

  Section 1.2  Company Actions..........................................................................     2

  Section 1.3  Directors................................................................................     3

  Section 1.4  The Merger...............................................................................     4

  Section 1.5  Effective Time...........................................................................     4

  Section 1.6  Closing..................................................................................     4

  Section 1.7  Directors and Officers of the Surviving Corporation......................................     4

  Section 1.8  Stockholders' Meeting....................................................................     4

  Section 1.9  Merger Without Meeting of Stockholders...................................................     5

ARTICLE II     CONVERSION OF SHARES.....................................................................     5

  Section 2.1  Conversion of Capital Stock..............................................................     5

  Section 2.2  Exchange of Certificates.................................................................     6

  Section 2.3  Company Option Plans and Agreements......................................................     6

  Section 2.4  No Dissenter's Rights....................................................................     7

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................     7

  Section 3.1  Organization.............................................................................     7

  Section 3.2  Capitalization...........................................................................     8

  Section 3.3  Corporate Authorization; Validity of Agreement; Company Action...........................     9

  Section 3.4  Consents and Approvals; No Violations....................................................     9

  Section 3.5  SEC Reports and Financial Statements.....................................................    10

  Section 3.6  Absence of Certain Changes...............................................................    10


  Section 3.7  Information in Proxy Statement...........................................................    10

  Section 3.8  Employee Benefit Plans; ERISA............................................................    10

  Section 3.9  Litigation; Compliance with Law..........................................................    12

  Section 3.10 Taxes....................................................................................    12

  Section 3.11 Environmental Matters....................................................................    12

  Section 3.12      Opinion of Financial Advisors............................................................    13

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER...............................    13

  Section 4.1  Organization.............................................................................    13

  Section 4.2  Authorization; Validity of Agreement; Necessary Action...................................    13

  Section 4.3  Consents and Approvals; No Violations....................................................    13

  Section 4.4  Information in Proxy Statement; Schedule 14D-9...........................................    14

                                                                                                           PAGE
                                                                                                           ----
  Section 4.5  Financing................................................................................    14

ARTICLE V      COVENANTS................................................................................    14

  Section 5.1  Interim Operations of the Company........................................................    14

  Section 5.2  Access to Information....................................................................    15

  Section 5.3  Consents and Approvals...................................................................    16

  Section 5.4  Employee Benefits........................................................................    16

  Section 5.5  No Solicitation..........................................................................    18

  Section 5.6  Additional Agreements....................................................................    19

  Section 5.7  Publicity................................................................................    19

  Section 5.8  Notification of Certain Matters..........................................................    19

  Section 5.9  Directors' and Officers' Insurance and Indemnification...................................    19

  Section 5.10 Conversion of Non-Voting Common Stock....................................................    20


  Section 5.11 ICC Determination........................................................................    20

ARTICLE VI     CONDITIONS...............................................................................    21

  Section 6.1  Conditions to Each Party's Obligation To Effect the Merger...............................    21

  Section 6.2  Conditions to Parent's Obligation To Effect the Merger...................................    21

ARTICLE VII    TERMINATION..............................................................................    21

  Section 7.1  Termination..............................................................................    21

  Section 7.2  Effect of Termination....................................................................    22

ARTICLE VIII   MISCELLANEOUS............................................................................    23

  Section 8.1  Fees and Expenses........................................................................    23

  Section 8.2  Finders' Fees............................................................................    23

  Section 8.3  Amendment and Modification...............................................................    23

  Section 8.4  Nonsurvival of Representations and Warranties............................................    23

  Section 8.5  Notices..................................................................................    23

  Section 8.6  Interpretation...........................................................................    24

  Section 8.7  Counterparts.............................................................................    24

  Section 8.8  Entire Agreement; No Third Party Beneficiaries; Rights of Ownership......................    24

  Section 8.9  Severability.............................................................................    25

  Section 8.10 Governing Law............................................................................    25

  Section 8.11 Assignment...............................................................................    25

CONDITIONS TO THE TENDER OFFER......................................................................... Annex A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 16, 1995, by and among Union Pacific Corporation, a Utah corporation ('Parent'), UP Rail, Inc., a Utah corporation and an indirect, wholly owned subsidiary of Parent (the 'Purchaser'), and Chicago and North Western Transportation Company, a Delaware corporation (the 'Company').

     WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                              THE OFFER AND MERGER

     Section 1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act')) an offer (the 'Offer') to purchase for cash all of the issued and outstanding shares of Common Stock, par value $.01 per share (referred to herein as either the 'Shares' or 'Company Common Stock'), of the Company at a price of $35.00 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the 'Offer Price'), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with the shares of Non-Voting Common Stock, par value $.01 per Share (the 'Non-Voting Shares'), of the Company beneficially owned by Parent or the Purchaser (assuming conversion of such Non-Voting Shares into Shares), represent at least a majority of the Shares outstanding on a fully diluted basis (assuming conversion of the Non-Voting Shares into Shares) (the 'Minimum Condition') and to the other conditions set forth in Annex A hereto. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver (except that the Minimum Condition may not be waived) of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as practicable after it is permitted to do so under the Exchange Act. The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the 'Offer to Purchase') containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. Without the written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof), the Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares, provided, however, that if on the initial scheduled expiration date of the Offer (as it may be extended), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time until June 30, 1995 without the consent of the Company. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

     (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the 'SEC') (i) a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the 'Schedule 14D-1') which will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the 'Offer Documents'), and (ii) a Rule 13e-3 Transaction Statement on
Schedule 13E-3 (together with any supplements or amendments thereto, the 'Schedule 13E-3') with respect to the Offer. Parent and the Purchaser represent that the Offer Documents and the Schedule 13E-3 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents or the Schedule 13E-3. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents and the
Schedule 13E-3 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents and/or the Schedule 13E-3 if and to the extent that it shall have become false and misleading in any material respect, and Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents and/or the Schedule 13E-3, as the case may be, as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the
Schedule 14D-1 and the Schedule 13E-3 before they are filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents or the Schedule 13E-3 promptly after the receipt of such comments.

     Section 1.2  Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has unanimously (with Richard K. Davidson absent and not voting) (i) determined that each of the Offer and the Merger (as defined in Section 1.4) is fair to and in the best interests of the Company's stockholders (other than Parent and the Purchaser),
(ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the 'Transactions'), (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended only to the extent that the Board of Directors of the Company determines, based on an opinion of outside legal counsel to the Company, that the failure to take such action would likely result in a breach of the Board of Directors' fiduciary duties under applicable laws; and (iv) to the extent required, approved this Agreement, the Offer, the Merger, the Company Stock Option Agreement (as defined in Section 1.9) and the transactions contemplated hereby and thereby for purposes of Section 203 of the Delaware General Corporation Law ('DGCL'). The Company further represents that The Blackstone Group L.P. ('Blackstone') has delivered to the Board of Directors of the Company its opinion that the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

     (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the 'Schedule 14D-9') which shall contain the recommendation referred to in clauses (i), (ii) and (iii) of Section 1.2(a) hereof and will join in the filing of the Schedule 13E-3. The Company represents that the Schedule 14D-9 and the
Schedule 13E-3 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser for inclusion in the Schedule 14D-9 or the Schedule 13E-3. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 and the Schedule 13E-3 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 and the
Schedule 13E-3 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 and the Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 and the Schedule 13E-3 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 and the Schedule 13E-3 promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the stockholders of the Company.

     Section 1.3  Directors.

     (a) Promptly upon the purchase of and payment for any Shares by the

Purchaser or any other subsidiary of Parent pursuant to the Offer which, together with the Non-Voting Shares, represents at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis and assuming conversion of the Non-Voting Shares into Shares), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the existing representatives of Parent serving on the Board of Directors, including representatives which Parent has the right to designate under the 1993 Agreement (as defined in Section 3.2), and the directors designated by Parent pursuant to this sentence) multiplied by the ratio of the aggregate number of Shares and Non-Voting Shares (if any) beneficially owned by the Purchaser, Parent and any of their affiliates to the total number of Shares and Non-Voting Shares (if any) then outstanding. Promptly after consummation of the Offer, the Company shall, upon request of the Purchaser, use its best efforts promptly either to increase the size of its Board of Directors or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed to the Company's Board, and shall cause Parent's designees to be so elected or appointed. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.1) of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company Common Stock is listed. Notwithstanding the foregoing, until the Effective Time (as defined in Section
1.5 hereof), the Company and Parent shall use all reasonable efforts to retain as members of its Board of Directors at least three (3) directors who are directors of the Company on the date hereof and are not representatives of Parent (the 'Company Directors'); provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. As used in this Agreement, the term 'Company Directors' shall initially mean each of Messrs. James R. Thompson, Samuel K. Skinner and Harold A. Poling; provided that in the event that any of such initial directors resigns or otherwise ceases to be a director for any reason, then the other Company Directors shall have the right, by majority vote, to designate a replacement for such directors (and such replacement shall be a 'Company Director'). If for any reason at any time prior to the Effective Time no Company Directors then remain, the other directors shall use reasonable best efforts to designate three persons to be the Company Directors, none of whom shall be directors, officers, employees or affiliates of Parent or the Purchaser.

     (b) The Company's obligations under Section 1.3(a) shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders as part of the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1, as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares or Non-Voting Shares as a matter of law with respect to the election of directors or otherwise (except that, as provided above, the number of directors that Parent shall have the right to designate pursuant to this Section 1.3 shall include the representatives which Parent has the right to designate under the 1993 Agreement).

     (c) The concurrence of a majority of the Company Directors shall be required for any amendment or termination of this Agreement by the Company, any waiver of any of the Company's rights hereunder or otherwise pursuant to Section
8.3 hereof, any extension of the time for performance of Parent's or the Purchaser's obligations or other acts hereunder, or any other action taken by the Company's Board of Directors in connection with this Agreement (including actions to enforce this Agreement); provided, that if there shall be no such directors notwithstanding the reasonable best efforts of the other directors to appoint Company Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

     Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the 'Merger') pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (as defined below) until thereafter amended as provided by law and such Restated Certificate of Incorporation, and
(y) the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Restated Certificate of Incorporation and such By-laws. The corporation surviving the Merger is sometimes hereinafter referred to as the 'Surviving Corporation.' The Merger shall have the effects set forth in the DGCL and the Utah Business Corporation Act ('UBCA').

     Section 1.5 Effective Time. Parent, the Purchaser and the Company will cause appropriate Certificates of Merger or, if applicable, Certificates of Ownership and Merger (the 'Certificates of Merger') to be executed and filed on the date of the Closing (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the 'Secretary of State') as provided in the DGCL and with the Division of Corporations and Commercial Code of the State of Utah (the 'Division') as provided in the UBCA. The Merger shall become effective on the date on which the Certificates of Merger have been duly filed with the Secretary of State and the Division or such time as is agreed upon by the parties and specified in the Certificates of Merger, and such time is hereinafter referred to as the 'Effective Time.'


     Section 1.6 Closing. The closing of the Merger (the 'Closing') will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the first business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the 'Closing Date'), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.7 Directors and Officers of the Surviving Corporation. The directors and officers of the Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     Section 1.8  Stockholders' Meeting.

     (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the 'Special Meeting') as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the 'Proxy Statement') to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

          (iii) subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) Not later than promptly following the consummation of the Offer and receipt of the ICC Final Approval (as defined in Section 3.4 hereof), Parent will convert or cause to be converted all of its Non-Voting Shares into Shares. Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.


     Section 1.9  Merger Without Meeting of Stockholders.  Notwithstanding
Section 1.8 hereof, in the event that Parent, the Purchaser or any permitted assignee of Purchaser shall acquire at least 90% of the outstanding shares of the capital stock of the Company, pursuant to the Offer, the Company Stock Option Agreement (as defined below), the conversion of Non-Voting Shares into Shares or, subsequent to consummation of the Offer, by any other means, the parties hereto agree, at the request of Parent and subject to Article VI hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL and Sections 1104 and 1107 of the UBCA. In connection therewith, Parent and the Company are entering into a Company Stock Option Agreement, dated as of the date hereof (the 'Company Stock Option Agreement'), pursuant to which, subject to Parent having previously acquired at least 85% of the outstanding Shares (assuming conversion of the Non-Voting Shares into Shares) and other conditions set forth therein, Parent shall have the right to purchase from the Company a sufficient number of Shares such that such Shares purchased pursuant to the Company Stock Option Agreement, together with all Shares owned by Parent or the Purchaser, would represent 90% of the outstanding Shares and permit the Merger to be effected in accordance with Section 253 of the DGCL and Sections 1104 and 1107 of the UBCA (a 'Short-form Merger'). Parent agrees to effect a Short-form Merger promptly following the exercise of the option under the Company Stock Option Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of the Purchaser (the 'Purchaser Common Stock'):

          (a) Purchaser Common Stock. The issued and outstanding shares of the Purchaser Common Stock shall be converted into and become such number of fully paid and nonassessable shares of common stock of the Surviving Corporation as the Company had outstanding immediately prior to the Effective Time.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock and Non-Voting Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the 'Merger Consideration'), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2.

     All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

     Section 2.2  Exchange of Certificates.

     (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger, which Paying Agent shall be reasonably satisfactory to the Company (the 'Paying Agent'), to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the 'Certificates'), whose shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, which agents shall be reasonably satisfactory to the Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

     (c) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time,

Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

     Section 2.3  Company Option Plans and Agreements.

     (a) The Company shall (i) terminate its 1989 Equity Incentive Plan for Key Employees, 1992 Equity Incentive Plan and 1994 Equity Incentive Plan (collectively, the 'Plans'), immediately prior to the Effective Time without prejudice to the rights of the holders of options awarded pursuant thereto and
(ii) grant no additional options or similar rights under the Plans or otherwise on or after the date hereof. As used hereafter in this Section 2.3, 'Options' shall include each employee stock option granted by the Company, whether pursuant to the Plans, pursuant to certain Rollover Option Agreements dated as of July 14, 1989 or otherwise.

     (b) The Company shall use its best efforts to obtain the consent of each holder of any Options (whether or not then exercisable) that it does not have the right to cancel, and shall cancel, his Options (irrespective of their exercise price), or, in the case of Options that the Company has the right to cancel, shall cancel such Options, such cancellation (whether or not consent is required therefor) to take effect as of the Effective Time. The preceding sentence shall not apply to (i) Options with respect to which the holder thereof holds, and agrees, prior to consummation of the Offer, to exercise limited stock appreciation rights ('LSARs') prior to the Effective Time and does exercise such LSARs prior to the Effective Time, and (ii) Options (whether or not then exercisable) held by employees of the Company that Parent or its affiliates have agreed to employ and who agree prior to consummation of the Offer to cancel such Options effective as of the Effective Time in consideration for issuance at such time of Options on common stock of Parent ('Parent Options'), Parent being obligated with respect thereto to issue Parent Options to each such employee which Options cover common stock having an aggregate Fair Market Value on the date of issuance of such Options equal to the aggregate value at the Offer Price of stock of the Company subject to such Options held by such employee and having an aggregate spread between Fair Market Value (as defined below) and exercise price equal to the aggregate spread on such employee's Options between the Offer Price and the weighted average exercise price of such Options. As soon as practicable after the date hereof, the Company shall notify each holder of Options as to the alternatives made available pursuant to this Section 2.3. Parent Options shall have the same expiration dates as corresponding Options and terms and conditions (other than any reload feature or 'Change in Control' feature) not materially less favorable than those of corresponding Options. In consideration of each cancellation of Options (except those cancelled in consideration of Parent Options and those cancelled on exercise of LSARs), the Company shall pay to such holders, promptly upon such cancellation, in respect of each Option (whether or not then exercisable and whether or not the Company had the right to cancel the Option, provided, however, that in the case of Options requiring a consent to the cancellation thereof, such consent shall have been obtained), an amount equal to the excess, if any, of the Offer Price over the exercise price per Share subject thereto, multiplied by the number of Shares subject thereto. 'Fair Market Value' means the average closing price on the New York Stock Exchange Composite Tape for common stock of Parent on each of the ten trading days preceding the day on which the Effective Time occurs.

     Section 2.4 No Dissenter's Rights. In accordance with Schwabacher v. United States, 334 U.S. 192 (1948), stockholders of the Company will not have any dissenter's rights; provided, however, that if (a) the parties, at Parent's sole discretion, elect to seek, for mergers within a corporate family, and obtain, a declaratory order that the class exemption is available for the Merger or (b) the Interstate Commerce Commission (or any successor agency) (the 'ICC') or a court of competent jurisdiction determines that dissenter's rights are available to holders of Shares, then holders of Shares shall be provided with dissenter's rights in accordance with the DGCL.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and the Purchaser that, except as disclosed (including, in the case of financial statements, provided for) in the Company's Form 10-K for the fiscal year ended December 31, 1994 ('Form 10-K') or the Annual Report to Stockholder for the fiscal year ended December 31, 1994 (the 'Annual Report'), each as heretofore filed with the SEC or delivered to Parent in draft form prior to the date hereof (including, without limitation, any financial statements and related notes or schedules included in such documents and all exhibits and schedules included or expressly incorporated by reference therein on or prior to the date hereof):

     Section 3.1 Organization. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing, duly qualified or licensed to do business and in good standing under the laws of the jurisdiction of its incorporation or organization and in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on the Company. As used in this Agreement, the word 'Subsidiary' means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect having a 'Material Adverse Effect' on or with respect to any entity means such event, change or effect, individually or in the aggregate with such other events, changes, or effects, is materially adverse to the financial condition or businesses of such entity and its Subsidiaries, taken as a whole. Exhibit 21 to the Form 10-K sets forth a complete list of the Company's active Subsidiaries. The Company's inactive subsidiaries have no material operations and no liabilities which would have or be likely to have a Material Adverse Effect on the Company.

     Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists only of 125,000,000 shares of Company Common Stock, 125,000,000 shares of Company Non-Voting Common Stock, $0.01 par value (the 'Non-Voting Common Stock') and 15,000,000 preferred shares, $0.01 par value (the 'Preferred Stock'). As of the date hereof, (i) 31,330,631 shares of Company Common Stock are issued and outstanding, (ii) 12,835,304 shares of Non-Voting Common Stock are issued and outstanding, (iii) 25,479 shares of Company Common Stock and no shares of Company Non-Voting Common Stock are issued and held in the treasury of the Company, and (iv) 2,550,267 shares of Company Common Stock are reserved for issuance upon exercise of then outstanding Options granted under the Option Plans and 12,835,304 shares of Company Common Stock are reserved for issuance upon conversion of the Non-Voting Common Stock. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the exercise of outstanding Options or upon exercise of the option under the Company Stock Option Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, the Company has no outstanding stock appreciation rights except for limited stock appreciation rights granted in tandem with Options. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ('Voting Debt') of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement and the Company Stock Option Agreement and except as set forth in Section 3.2 of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the 'Disclosure Schedule'), as of the date hereof, there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. Except as set forth in Section
3.2 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any subsidiary or affiliate of the Company or (ii) to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in (x) any Subsidiary which is not wholly-owned or (y) any other entity. Except as permitted by this Agreement and except for Options which by their terms can not be cancelled as set forth in Section 3.2 of the Disclosure Schedule, following the Merger, neither the Company (or the Surviving Corporation) nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.


     (b) Except as set forth in Section 3.2 of the Disclosure Schedule, all of the outstanding shares of capital stock of each of the Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and, except for security interests arising under the Credit Agreement, dated as of March 27, 1992, as amended to date, among the Company, Chemical Bank, as agent, and the banks named therein (the 'Credit Agreement'), the Senior Secured Note Purchase Agreement, dated as of March 27, 1992, as amended to date, among Chicago and North Western Transportation Company, the Company (as Guarantor), and the Purchasers listed therein (the 'Note Agreement'), and the Pledge Agreement, dated as of December 20, 1990 between Chicago and North Western Railway Company and Citibank, N.A., as trustee, and the Mortgage Trust Deed and Security Agreement, dated as of December 20, 1990, among Citibank, N.A., as trustee, and Chemical Bank, as administrative agent et al., are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances.

     (c) Except for the Second Amended and Restated Stockholders Agreement, dated as of March 30, 1992, as amended, among the Company, Parent and certain other parties (the 'Stockholders Agreement'), and an agreement, dated as of June 21, 1993 (the '1993 Agreement') among the parties to the Stockholders Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. Parent and the Company agree to terminate, and agree to use their reasonable best efforts to cause the other parties thereto to terminate, as of the Effective Time, the Stockholders Agreement, the 1993 Agreement and the Registration Rights Agreement, dated July 14, 1989, as amended, among Parent, Blackstone Capital Partners L.P. and certain other parties thereto.

     Section 3.3 Corporate Authorization; Validity of Agreement; Company Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders as contemplated by Section 1.8 hereof with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for those actions contemplated by Section 1.2(a) hereof and obtaining any approval of its stockholders as contemplated by Section
1.8 hereof with respect to the Merger, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement, including the Offer, the acquisition of Shares pursuant to the Offer and the Merger or the Company Stock Option Agreement, including, but not limited to, all actions, to the extent required, necessary to render the provisions of Section 203 of the DGCL inapplicable to such transactions. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger. Except as previously disclosed to Parent in writing, neither the Offer nor the Merger, individually or taken together, is a transaction that constitutes a change in control under any of the Company's stock option or restricted stock plans, any other benefit plan in which any employee of the Company or any of its Subsidiaries participates or any Company Agreement (as defined in Section 3.4).

     Section 3.4 Consents and Approvals; No Violations. Except (A) as disclosed in Section 3.4 of the Disclosure Schedule, (B) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, (C) for the filing and recordation of the Certificate of Merger as required by the DGCL and the UBCA, (D) for any applicable state takeover laws, (E) for the applicable requirements relating to a determination by the ICC that the terms of the Merger are just and reasonable, and (F) for the ICC's approval of Parent's application for an order authorizing the common control (within the meaning of the Interstate Commerce Act) of the rail subsidiaries of the Company and Parent having become final and effective (the 'ICC Final Approval'), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a 'Governmental Entity'), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a 'Company Agreement') or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of
(iii) or (iv) for such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby.

     Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 1992 under the Exchange Act or the Securities Act of 1933, as amended (the 'Securities Act') (as such documents have been filed prior to the date hereof, and amended since the time of their filing prior to the date hereof, collectively, the 'Company SEC Documents'). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ('GAAP') applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto including the effect of such notes on earlier financial statements and except that the quarterly financial statements contain all footnote disclosures required by Regulation S-X but not all footnotes required by GAAP) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

     Section 3.6 Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, from December 31, 1994 until the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course and there have not occurred (i) any events, changes, or effects (including the incurrence of any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) except as set forth in
Section 3.6 of the Disclosure Schedule, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Since December 31, 1994, except as set forth in Section 3.6 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1(b),(c)(i), (ii) and (v), (d), (g),
(h), (j) or (k) hereof. Section 3.6 of the Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing indebtedness of the Company and its Subsidiaries (other than immaterial indebtedness) which will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such indebtedness (with or without due notice or lapse of time) as a result of this Agreement, the Offer or the Merger or the other transactions contemplated hereby.

     Section 3.7  Information in Proxy Statement.   The Proxy Statement (or any
amendment thereof or supplement thereto) will, at the date mailed to Company stockholders and at the time of the meeting of Company stockholders to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.8  Employee Benefit Plans; ERISA.  To the best knowledge of the
Company:

          (a) There are no material employee benefit plans, arrangements, contracts or agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements) of any type (including but not limited to plans described in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA')), maintained, or contributed to, by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an 'ERISA

     Affiliate'), that together with the Company would be deemed a 'single employer' within the meaning of section 4001(b)(15) of ERISA, with respect to which the Company or any of its Subsidiaries has or may have a liability, other than those listed on Section 3.8(a) of the Disclosure Schedule (the 'Benefit Plans'). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any Subsidiary.

          (b) With respect to each Benefit Plan: (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the 'Code'), such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law;
     (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company or the Subsidiaries; (iv) no disputes are pending, or, to the knowledge of the Company, threatened that might reasonably be expected to give rise to material liability on the part of the Company or the Subsidiaries; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of the Company or the Subsidiaries; and (vi) all contributions and premiums due as of the date hereof (including any extensions for such contributions and premiums) have been made in full.

          (c)  Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which the Company or its Subsidiaries are required to pay under the terms of each of the Benefit Plans as of the last day of the most recent plan year thereof ended prior to the date of this Agreement, and all such amounts which become payable through the Effective Time will be paid by the Company or its Subsidiaries at or prior to the Effective Time, except for annual contributions by the Company for calendar 1994, which are due and payable in the ordinary course on or before the Company's tax return due date, including any extensions.

          (d) Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full. Except as identified in Section 3.8(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains (or contributes to), or has maintained (or has contributed to) within the last six years, any employee benefit plan that is subject to Title IV of ERISA.

          (e) With respect to each Benefit Plan that is a 'welfare plan' (as defined in section 3(1) of ERISA): except as specifically disclosed in
     Section 3.8 of the Disclosure Schedule, no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis.

          (f) Except as specifically set forth on Schedule 3.8, the consummation of the transactions contemplated by this Agreement will not
     (i) entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual, (ii) constitute or result in a prohibited transaction under section 4975 of the Code or section 406 or 407 of ERISA or (iii) subject the Company, any of its Subsidiaries, any ERISA Affiliate, any of the Benefit Plans, any related trust, any trustee or administrator thereof, or any party dealing with the Benefit Plans or any such trust to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4976 or 4980B of the Code.

          (g) Except as set forth in Section 3.8(g) of the Disclosure Schedule, there is no Benefit Plan that is a 'multiemployer plan,' as such term is defined in section 3(37) of ERISA.

          (h) With respect to each Benefit Plan, the Company has delivered to Parent accurate and complete copies of all plan texts, summary plan descriptions, summaries of material modifications, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the United States Internal Revenue Service (the 'Service'); and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

     Section 3.9  LITIGATION; COMPLIANCE WITH LAW.

          (a) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.9 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending (other than suits, claims, actions or proceedings which have not been served and as to which none of the Chief Executive Officer, the Chief Financial Officer or the most senior legal officer of the Company has knowledge) or, to the best knowledge of the Chief Executive Officer, Chief Financial Officer or the most senior legal officer of the Company, threatened against, the Company or any of its Subsidiaries which, individually or in the aggregate, is likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, or materially impair the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated hereby.

          (b) To the best knowledge of the Company, the Company and its Subsidiaries have complied in a timely manner with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or governmental entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust laws, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 3.10 TAXES. (a) The Company and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all material Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (as hereinafter defined) for all periods ending through the date hereof.

     (b) Other than payroll tax issues being reviewed by the Internal Revenue Service Appeals Division, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate could have a Material Adverse Effect on the Company.

     (c) The federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1990 (except for the 1985, 1987 and 1989B tax years), and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid.

     (d) 'Taxes' shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto. 'Tax Returns' shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Returns relating to Taxes.

     Section 3.11. ENVIRONMENTAL MATTERS. (a) Except as set forth in the Company SEC Documents or otherwise previously disclosed in writing by the Company to Parent, to the best knowledge of the Chief Executive Officer, Chief Financial Officer, the most senior legal officer, and the most senior legal officer directly in charge of environmental matters of the Company, there are no Environmental Liabilities (as defined below) of the Company that have had or are likely to have a Material Adverse Effect on the Company.

     (b) As used in this Agreement, 'Environmental Laws' means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof. 'Environmental Liabilities' with respect to any person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of its Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and
(ii) relate to actions occurring or conditions existing on or prior to the date of this Agreement. 'Hazardous Substances' means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

     Section 3.12 OPINION OF FINANCIAL ADVISORS. The Company has received an opinion from Blackstone to the effect that the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, a copy of which opinion will be delivered to Parent.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

     Parent and the Purchaser represent and warrant to the Company as follows:


     Section 4.1 ORGANIZATION. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Utah and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect on Parent.

     Section 4.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser and no other corporate proceedings on the part of Parent and the Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except (A) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, (B) the filing and recordation of the Certificate of Merger as required by the DGCL and the UBCA, (C) any applicable state takeover laws, (D) the applicable requirements relating to a determination by the ICC that the terms of the Merger are just and reasonable, and (E) the ICC Final Approval, neither the execution, delivery or performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby nor compliance by Parent and the Purchaser with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the respective articles of incorporation or by-laws of Parent and the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its Subsidiaries taken as a whole), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument
or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated hereby.

     Section 4.4 INFORMATION IN PROXY STATEMENT; SCHEDULE 14D-9. None of the information supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement or the Schedule 14D-9 will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.5 FINANCING. Either Parent or the Purchaser has, or will have prior to the satisfaction of the conditions to the Offer, sufficient funds available (through existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis and to refinance the indebtedness referred to in Section 3.6 of the Disclosure Schedule.

                                   ARTICLE V
                                   COVENANTS

     Section 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as expressly provided in this Agreement, or (ii) with the prior written consent of Parent after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (the 'Appointment Date'):

          (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

          (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, Non-Voting Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

          (c) neither the Company nor any of its Subsidiaries shall: (i) amend its articles of incorporation or by-laws or similar organizational documents; (ii) except as set forth in Section 5.1(c) of the Disclosure Schedule, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by a wholly-owned Subsidiary in the ordinary course of business consistent with past practice); (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Options outstanding on the date hereof or pursuant to the conversion of the Non-Voting Shares into Shares; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness; or (v) except as set forth in Section 5.1(c) of the Disclosure Schedule, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (d) neither the Company nor any of its Subsidiaries shall: (i) except as set forth in Section 5.1(d) of the Disclosure Schedule, promote any employee or grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any employee, provided, however, the Company may increase compensation (x) as required pursuant to collective bargaining agreements and (y) for employees other than executive officers, on the anniversary date of the employee whose compensation is being increased provided that such employee's compensation has not been increased since his prior anniversary date and provided further that the percentage increase on his 1995 anniversary date does not exceed 4% or (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (ii) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

          (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of its material Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

          (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

          (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt in excess of $1,000,000 in the aggregate, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (iv) except as disclosed in Section 5.1(g) of the Disclosure Schedule enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets) other than capital expenditures pursuant to the Company's capital expenditures budget that aggregate since December 31, 1994 not more than $75,000,000;

          (h) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

          (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $10 million in value, reasonably in advance of their payment);

          (j) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to a Takeover Proposal (as hereafter defined) (other than the Merger); and

          (k) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2 ACCESS TO INFORMATION. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Until the Effective Time, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the confidentiality agreement between the Company and the Parent (the 'Confidentiality Agreement'), subject to the requirements of applicable law. Notwithstanding anything in the Confidentiality Agreement to the contrary, materials furnished to Parent pursuant to this Section 5.2 may be used by Parent for strategic and integration planning purposes.

     Section 5.3 CONSENTS AND APPROVALS. Each of the Company, Parent and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Offer or the Merger or the taking of any action contemplated thereby or by this Agreement.

     Section 5.4  EMPLOYEE BENEFITS.

     With respect to employee benefits matters, Parent, Purchaser and Company agree as follows:

          (a) Parent agrees to cause the Surviving Corporation and its Subsidiaries to honor and assume the Change of Control Employment Agreements listed on Schedule 5.4(a) hereto. If Parent shall notify Company prior to the Effective Time that Parent wishes to substitute alternate contractual arrangements (to become effective as of the Effective Time) with one or more of the employees who currently have Change of Control Employment Agreements, the Company agrees to use its best efforts to facilitate Parent's negotiations with any such employee and to cooperate in making any such contractual changes which are agreed upon by Parent and such employee. Each individual employee who (i) receives a lump sum payment in cash of all benefits under Section 5(a) of a Change of Control Employment Agreement, (ii) agrees to amend the Second Amended and Restated Stockholders Agreement, dated as of March 30, 1992, as amended, an agreement, dated as of June 21, 1993 among the parties to such Stockholders Agreement, and the Registration Rights Agreement, dated July 14, 1989, as amended (collectively, the 'Three Agreements'), to provide that they shall terminate upon the Effective Time of the Merger and to waive (effective as of the Effective Time) any and all rights under each of the Three Agreements to which such employee is a party, and (iii) waives any claims such employee may have against the Company except for routine benefit claims under the Company's benefit plans pursuant to their terms and any rights to indemnification by the Company under Section 5.9 of this

     Agreement, will also receive a separate payment ('Extra Payment') from the Company representing his or her individual share of $15 million on a pro rata basis in the proportion that his or her individual 1995 annualized compensation (current salary and maximum bonus) bears to the total 1995 annualized compensation (current salary and maximum bonus) of all of the 27 executives who have Change of Control Employment Agreements, provided that if the amount an employee would receive from the sum of amounts paid ('Relevant Compensation') under the Change of Control Employment Agreement, the Extra Payment and all other compensation and benefits paid to the employee which would not be deductible (in whole or in part) as a result of
     Section 280G of the Code, net of all applicable federal, state and local income and excise taxes ('Applicable Taxes') thereon, would be smaller than the amount such employee would receive from Relevant Compensation net of Applicable Taxes if the amount of the Extra Payment were reduced, then the Extra Payment shall be reduced (but not below zero) to the amount which results in the employee receiving the largest possible amount from Relevant Compensation net of Applicable Taxes.

          (b) No employee of the Company who is not an executive officer of the Company and whose compensation or benefits are not the subject of a collective bargaining agreement, and who has not entered into a Change of Control Employment Agreement with the Company shall be terminated during the 18-month period following the Effective Date for the sole purpose of a reduction in force without being permitted to participate in a two-part cash severance program (voluntary and involuntary) consistent with, and no less generous than, that offered by Parent to certain of its employees in December 1994, under the Union Pacific Railroad Company Marketing and Sales Department 1994 Voluntary Force Reduction Program.

          (c) With respect to the Chicago and North Western Railway Company Supplemental Pension Plan (the 'Pension Plan'), the Chicago and North Western Railway Company Profit Sharing and Retirement Savings Program (the 'Savings Program'), the Chicago and North Western Transportation Company Executive Retirement Plan (the 'Executive Retirement Plan'), and the Chicago and North Western Transportation Company Excess Benefit Retirement Plan (the 'Excess Benefit Plan'), hereinafter referred to collectively as the 'Retirement Plans,' Parent, the Purchaser, and the Company agree as follows:

             (i) Each employee of the Company who, as of the date hereof, is eligible to participate in one or more of the Retirement Plans shall, until December 31, 1995, continue to be eligible to participate in each Retirement Plan in which he was eligible to participate as of the date hereof, subject to the terms and conditions of the applicable Retirement Plan as in effect from time to time (which, until December 31, 1995, shall remain, to the extent lawful (and, where applicable, consistent with the tax qualification of the Retirement Plan), consistent in all material respects with the terms and conditions of the Retirement Plan in effect at the Effective Time). Under the Savings Program the Company contribution for 1995 shall be equal to the 1995 Company contribution which would occur if the Company Contribution Base (as defined under the Savings Program) for 1995 equalled the Company Contribution Base for the calendar quarter ending March 31, 1995 (excluding any expenses of the transaction contemplated by the Agreement) multiplied by four (4).

             (ii) Each of the Retirement Plans shall be amended to provide that no benefits shall accrue thereunder after December 31, 1995.

             (iii) Effective January 1, 1996, each employee of the Company on that date who was an active participant in the Pension Plan as of December 31, 1995 shall become a participant in the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (the 'UPPP') and shall be credited thereunder (A) with compensation paid by the Company before January 1, 1996, as determined in accordance with the terms of the Pension Plan as in effect on the date of this Agreement,
        (B) for eligibility, vesting, retirement eligibility, and benefit accrual purposes, with the service with which he was credited for such purposes under the Pension Plan as of December 31, 1995, and (C) with compensation and service from and after January 1, 1996, in accordance with the applicable provisions of the UPPP; provided that the benefits to which each such employee shall be entitled under the UPPP shall be reduced by the actuarial equivalent of the benefits to which the employee is entitled, as of December 31, 1995, under the Pension Plan and the actuarial equivalent of the amount described in Article 2.1(c) and (d) of the Pension Plan as in effect on the date of this Agreement, and determined as of December 31, 1995. For purposes of this paragraph
        (iii), actuarial equivalence shall be determined in accordance with the applicable provisions of Appendix I to the Pension Plan as in effect on the date of this Agreement.

             (iv) Effective January 1, 1996, each employee of the Company on that date who was an active participant in the Savings Program as of December 31, 1995 shall be eligible to participate in the Union Pacific Corporation Thrift Plan (the 'Thrift Plan') in accordance with the terms of the Thrift Plan as in effect from time to time and shall be credited thereunder, for eligibility and vesting purposes, with the service he was credited with for such purposes under the Savings Program as of December 31, 1995, and for service from and after January 1, 1996, in accordance with the terms of the Thrift Plan as in effect from time to time.

             (v) From and after January 1, 1996, each employee of the Company on that date who was an active participant in the Executive Retirement Plan, the Excess Benefit Plan, or both as of December 31, 1995 shall be entitled to participate in any excess benefit or other unfunded deferred compensation plan that supplements the UPPP or the Thrift Plan and in which similarly situated employees of Parent are then entitled to participate.

          (d) Each of the Company's employee benefit plans shall be amended to provide that if an employee of the Company as of the date hereof, whose compensation or benefits at such date are not the subject of a collective bargaining agreement (a 'Nonagreement Employee'), is transferred to employment with the Parent or the Purchaser after such date and before January 1, 1996, the Non-agreement Employee shall be permitted to participate in the plan pursuant to the terms of the plan and shall not be prohibited from such participation solely by reason of such transfer, provided that the Nonagreement Employee is otherwise eligible to participate in the plan in accordance with the terms and conditions thereof.

          (e) Except to the extent otherwise provided in this Agreement, from and after January 1, 1996, each Nonagreement Employee of the Company at the Effective Time who is a Nonagreement Employee of the Parent, Company, or Purchaser on January 1, 1996 shall be entitled to participate in, and to receive benefits under, the employee benefit plans of the Company, Parent, and the Purchaser, in accordance with terms and conditions that are comparable to the terms and conditions that apply to similarly situated employees of the Purchaser or Parent. Except with respect to the Retirement Plans, each such employee of the Company whose compensation or benefits are not subject to a collective bargaining agreement shall at all times on and after January 1, 1996 be given full credit for all past service under all employee benefit plans of Parent, Purchaser and all affiliates to the extent to which credit is given for such service under the Company's similar benefit plans, subject to reduction for any benefits to which such employee is entitled from the Company under its similar benefit plans.

          (f) The Company will pay, as soon as reasonably practical after the date of Closing, bonuses under its Bonus Plan in an amount determined by projecting to December 31, 1995 the Company's performance (measured using the performance measures established by the Compensation Committee for 1995, calculating such bonuses without giving effect to the expenses of the transaction contemplated by the Agreement) through the date of Closing and prorating the resulting bonus amounts to the date of Closing.

     Section 5.5 NO SOLICITATION. (a) The Company (and its Subsidiaries and affiliates) will not, and the Company (and its Subsidiaries and affiliates) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of the Company or any Subsidiary or affiliate or an inquiry with respect thereto, or,
(ii) in the event of an unsolicited Takeover Proposal for the Company or any Subsidiary or affiliate, engage in negotiations or discussions with, or provide any information or data to any Person relating to any Takeover Proposal, except to the extent that the Company's Board of Directors determines, based on the opinion of outside legal counsel to the Company, that the failure to engage in such negotiation or discussions or provide such information would likely result in a breach of the Board of Directors' fiduciary duties under applicable law. The Company shall notify Parent and the Purchaser orally and in writing of any such offers, proposals or Takeover Proposals (including, without limitation, the terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, unless the Company's Board of Directors determines, based on the opinion of outside legal counsel to the Company, that giving such notice would result in a breach of the Board of Directors' fiduciary duties under applicable law. The Company shall, and shall cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal relating to the Company. Notwithstanding anything to the contrary, nothing contained in this
Section 5.5 shall prohibit the Company or its Board of Directors from (i) issuing a press release or otherwise publicly disclosing the terms of any Takeover Proposal; (ii) communicating to the Company's stockholders a position as required by Rule 14e-2 promulgated under the Exchange Act; or (iii) making any disclosure to the Company's stockholders which the Board of Directors of the Company determines, based on the opinion of outside legal counsel to the Company, that the Company would likely be required to make under applicable law (including, without limitation, laws relating to the fiduciary duties of directors).

     (b) As used in this Agreement, 'Takeover Proposal' when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any Subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any Subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any Subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any Subsidiary of such Person; provided, however, that, as used in this Agreement, the term 'Takeover Proposal' shall not apply to any transaction of the type described in this subsection (b) involving Parent, the Purchaser or their affiliates. As used in this Agreement, 'Person' shall mean any corporation, partnership, person or other entity or group (including the Company and its affiliates and representatives, but excluding Parent or any of its affiliates or representatives).

     Section 5.6 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, and to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Parent and the Company further agree to use their reasonable best efforts to make final and effective the ICC Final Approval.

     Section 5.7 PUBLICITY. So long as this Agreement is in effect and subject to Section 5.5 hereof, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange. Nothing contained in this Section 5.7 shall prohibit Parent or its affiliates from issuing a press release or otherwise publicly commenting on, without prior consultation, any matter disclosed by the Company or its Board of Directors without prior consultation pursuant to clause
(iii) of the last sentence of Section 5.5(a) hereof.

     Section 5.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.9  DIRECTORS' AND OFFICERS' INSURANCE AND
INDEMNIFICATION. Parent agrees that at all times after consummation of the Offer, it shall indemnify, or shall cause the Company (or the Surviving Corporation if after the Effective Time) and its Subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or of any of the Company's Subsidiaries, successors and assigns (individually an 'Indemnified Party' and collectively the 'Indemnified Parties'), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability loss, damage, cost or expense (whenever asserted or claimed) ('Indemnified Liability') based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, maintain in effect for not less than 6 years after consummation of the Offer the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 300% of such rate, and Parent, in addition to the indemnification provided above in this

Section 5.9, shall indemnify the Indemnified Parties for the balance of such insurance coverage on the same terms and conditions as though Parent were the insurer under those policies. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an 'Assertion') of any claim or the commencement of any action against him in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ('Indemnitors') hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except to the extent that such failure shall have materially and irreversibly prejudiced Indemnitor in defending against such Assertion. Indemnitors shall be entitled to participate in and, to the extent Indemnitors elect by written notice to such Indemnified Party within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at their own expense, with counsel chosen by Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but in such event the fees and expenses of such counsel shall be paid by such Indemnified Party unless such separate counsel is required due to a conflict of interest, in which case the Indemnitors shall be responsible for the fees and expenses of one separate counsel for all such Indemnified Parties. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, nor shall Parent settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or (ii) obtaining a general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement. The provisions of this Section 5.9 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

     Section 5.10 CONVERSION OF NON-VOTING COMMON STOCK. The Company agrees to acquiesce in the two conditions contained in the ICC's decision in Finance Docket No. 32133 served on March 7, 1995, subject to the consummation of the Offer. The Company agrees to cooperate with Parent, and join in any filings or submissions to the ICC, in connection with obtaining the ICC Final Approval; provided, however, that notwithstanding the foregoing, prior to consummation of the Offer, neither party shall be deemed to waive any rights under Section 9 of the Stockholders Agreement with respect to any conditions in the ICC Final Approval. On or after April 6, 1995 (provided no stays have been entered by any court or by the ICC prior to such time in connection with Parent's application with the ICC for an order authorizing the common control of the rail subsidiaries of Parent and the Company) or on such later date that the parties shall receive the ICC Final Approval, and provided that Purchaser shall have consummated the Offer or, if the Offer shall not have been consummated, the provisions of Section 9 of the Stockholders Agreement relating to the conditions of the ICC Final Approval shall have been satisfied, the Company shall, not later than the next business day immediately following the receipt of the request of Parent or the Purchaser, accompanied by delivery to the Company's transfer agent of certificates representing Purchaser's shares of Non-Voting Common Stock, convert Purchaser's shares of Non-Voting Common Stock into shares of Company Common Stock and appoint two Parent designees to the Board of Directors of the Company.

     Section 5.11 ICC DETERMINATION. The Company agrees to support, and if requested by Parent, to join in, the application of Parent to the ICC requesting a determination that the terms of the Merger are just and reasonable or, alternatively, a declaratory order of the ICC that no such determination is required, and the Company agrees to take such further action as is necessary or desirable to obtain such determination or order.

                                   ARTICLE VI
                                   CONDITIONS

     Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Restated Certificate of Incorporation, in order to consummate the Merger;

          (b) STATUTES; CONSENTS. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

          (c) INJUNCTIONS. There shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger and there shall be no suit, action, proceeding or investigation by a Governmental Entity seeking to restrain, enjoin or prohibit the Merger; and

          (d) PURCHASE OF SHARES IN OFFER. Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.

     Section 6.2 CONDITIONS TO PARENT'S OBLIGATION TO EFFECT THE MERGER. The obligation of Parent to effect the Merger shall be subject to the ICC having made a determination that the terms of the Merger are just and reasonable or having issued a declaratory order that no such determination is required.

                                  ARTICLE VII
                                  TERMINATION

     Section 7.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By the mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

          (b) By either of the Board of Directors of the Company or the Board of Directors of Parent:

             (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to June 30, 1995; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By the Board of Directors of the Company:

             (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have
        (A) withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement relating to a Takeover

        Proposal, and (B) determined, based on an opinion of outside legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (A) would likely result in a breach of the Board of Directors' fiduciary duties under applicable law; or

             (ii) if, prior to the purchase of Company Common Stock pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or


             (iii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is in material breach of this Agreement; or

             (iv) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iv) if the Company is in material breach of this Agreement.

          (d) By the Board of Directors of Parent:

             (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent is in material breach of this Agreement; or

             (ii) if (A) prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended a Takeover Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing), or (B) it shall have been publicly disclosed or Parent or the Purchaser shall have learned that any person, entity or 'group' (as that term is defined in Section 13(d)(3) of the Exchange Act) (an 'Acquiring Person'), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 30% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares); or

             (iii) if Parent or the Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired without Parent or the Purchaser, as the case may be, purchasing any shares of Company

        Common Stock thereunder, provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(iii) if it or the Purchaser has failed to purchase shares of Company Common Stock in the Offer in violation of the material terms thereof.

     Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, the Purchaser or the Company except (A) for fraud or for material breach of this Agreement and (B) as set forth in Sections 8.1 and 8.2 hereof.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.1 FEES AND EXPENSES. (a) Except as contemplated by this Agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (b) If (w) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof, (x) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii) hereof, (y) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c) (iii) or 7.1(c)(iv) or the Board of Directors or Parent shall terminate this Agreement pursuant to Section 7.1(d)(iii) and within one (1) year of any such termination under this clause (y), a Person shall acquire or beneficially own a majority of the then outstanding shares of Company Common Stock or shall have obtained representation on the Company's Board of Directors or shall enter into a definitive agreement with the Company with respect to a Takeover Proposal or similar business combination or (z) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(i) due to (I) a material breach of the representations and warranties of the Company set forth in this Agreement or (II) a material breach of, or failure to perform or comply with, any material obligation, agreement or covenant contained in this Agreement, including but not limited to the covenants contained in
     Section 5.1 hereof, by the Company, then in any such case as described in clause (w), (x), (y) or (z) (each such case of termination being referred to as a 'Trigger Event'), the Company agrees that it shall promptly assume and pay, or reimburse Parent for, all reasonable fees and expenses incurred, or to be incurred by Parent, the Purchaser and their affiliates (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) in connection with the Offer, the Merger and the consummation of the transactions contemplated by this Agreement, in an amount not to exceed $3 million in the aggregate.

     Section 8.2 FINDERS' FEES. (a) Except for Blackstone, a copy of whose engagement agreement has been or will be provided to Parent and whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

          (b) Except for CS First Boston Corporation, a copy of whose engagement agreement has been or will be provided to the Company and whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

     Section 8.3 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(c)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

     Section 8.4 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

     Section 8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or the Purchaser, to:

          Union Pacific Corporation
        Martin Tower, Eighth and
          Eaton Avenues
        Bethlehem, Pennsylvania 18018
        Attention:  Chairman and Chief
                    Executive Officer
        Telephone No.: (610) 861-3200
        Telecopy No.: (610) 861-3111
        with a copy to:
        Paul T. Schnell, Esq.
        Skadden, Arps, Slate, Meagher & Flom
        919 Third Avenue
        New York, New York 10022
        Telephone No.: (212) 735-3000
        Telecopy No.: (212) 735-2001

and

          (b) if to the Company, to:

          Chicago and North Western
          Transportation Company
        165 North Canal Street
        Chicago, Illinois 60606
        Attention:  Chairman and Chief
                    Executive Officer
        Telephone No.: (312) 559-6172
        Telecopy No.: (312) 559-7169
        with a copy to:
        Paul J. Miller, Esq.
        Sonnenschein, Nath & Rosenthal
        8000 Sears Tower
        Chicago, Illinois 60606-6404
        Telephone No.: (312) 876-8000
        Telecopy No.: (312) 876-7934

     Section 8.6 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words 'include', 'includes' or 'including' are used in this Agreement they shall be deemed to be followed by the words 'without limitation'. The phrase 'made available' in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases 'the date of this Agreement', 'the date hereof', and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 16, 1995. As used in this Agreement, the term 'affiliate(s)' shall have the meaning set forth in Rule l2b-2 of the Exchange Act.

     Section 8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.8 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein except to the extent superseded hereby): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this

Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.10 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 8.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          UNION PACIFIC CORPORATION
                                          By: __________/s/ DREW LEWIS__________
                                              Name:
                                              Title:
                                          UP RAIL, INC.
                                          By: _______/s/ CARL VON BERNUTH_______
                                              Name:
                                              Title:

                                          CHICAGO AND NORTH WESTERN
                                              TRANSPORTATION COMPANY

                                          By: ________/s/ ROBERT SCHMIEGE_______
                                              Name: Robert Schmiege
                                              Title: Chairman, President and
                                               Chief Executive Officer

                                         ANNEX A TO AGREEMENT AND PLAN OF MERGER

                         CONDITIONS TO THE TENDER OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) the Minimum Condition has not been satisfied prior to the expiration of the Offer, (ii) the Interstate Commerce Commission's ('ICC') approval of Parent's application for an order authorizing the common control, within the meaning of the Interstate Commerce Act, of the rail subsidiaries of the Company and Parent shall not have become final and effective prior to the expiration of the Offer, or (iii) at any time on or after March 16, 1995 and prior to the acceptance for payment of any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

          (a) there shall have been instituted or pending any action, proceeding, application, claim or suit, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, proposed, issued or applicable to the Offer or the Merger by any domestic or foreign federal, state or local governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits or makes illegal, or imposes any material adverse limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or compels Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or its Subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (5) prohibits, restricts, results in a delay, or imposes material limitations on the ability of Purchaser to convert the Non-Voting Shares into Shares, or (6) otherwise materially adversely affects the financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole; provided that in each such case Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;


          (b) the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct when made, except (i) those representations and warranties that address matters only as of a particular date are true and correct as of such date, and (ii) where the failure of such representations and warranties to have been true and correct when made (without giving effect to any limitation as to 'materiality' or 'material adverse effect' set forth therein), does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

          (c) (i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or 'group' (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a Takeover Proposal or other business combination with the Company;

          (d) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                        ANNEX II

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word 'stockholder' means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words 'stock' and 'share' mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words 'depository receipt' mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or
     (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;


             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.


     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

              By Mail:                       By Overnight Delivery:
           Citibank, N.A.                        Citibank, N.A.                           By Hand:
         c/o Citicorp Data                     c/o Citicorp Data                       Citibank, N.A.
         Distribution, Inc.                    Distribution, Inc.                  Corporate Trust Window
           P.O. Box 1429                        404 Sette Drive                  111 Wall Street, 5th Floor
     Paramus, New Jersey 07653             Paramus, New Jersey 07652                 New York, New York
                                           By Facsimile Transmission:                    By Telex:
                                        (For Eligible Institutions Only)               (710) 990-4964
                                                 (201) 262-3240                    Answer Back: CDDI PARA
                                             Confirm By Telephone:
                                                 (800) 422-2066

                               ------------------

     Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may

be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

    909 Third Avenue, 20th Floor         14755 Preston Road, Suite 725            39 South LaSalle Street
      New York, New York 10022                  Dallas, TX 75240                  Chicago, Illinois 60603
           (212) 754-8000                        (214) 788-0977                        (312) 444-1150
           (Call Collect)                        (Call Collect)                        (Call Collect)

                                       or

                 Banks & Brokers Call Toll Free 1-800-662-5200
                    All Others Call Toll Free 1-800-566-9058

                      The Dealer Manager for the Offer is:

                                CS FIRST BOSTON

                               Park Avenue Plaza
                              55 East 52nd Street
                            New York, New York 10055
                         (212) 909-2000 (Call Collect)